Exhibit 99.1

Contacts:

Medivation, Inc.	WeissComm Partners

Patrick Machado, Chief Financial Officer	Daryl Messinger

(415) 829-4101	(415) 946-1062

MEDIVATION REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

AND PROVIDES CORPORATE UPDATE

— Conference Call Today at 4:30 p.m. Eastern Time –

SAN FRANCISCO, November 10, 2008 – Medivation, Inc. (NASDAQ: MDVN) today reported on its corporate progress and financial results for the quarter ended September 30, 2008.

“The third quarter represented another quarter of significant achievement and progress and was capped with the signing of our partnering agreement with Pfizer for Dimebon. This collaboration not only gives us access to a world-class partner capable of maximizing global commercialization, but also provides significant funding allowing us to invest in all of our clinical programs and actively pursue other drug candidates,” said David Hung, M.D., president and chief executive officer of Medivation. “We are working with Pfizer on an extensive program to support a broad label for Dimebon in Alzheimer’s disease beyond our original plan to pursue the treatment of mild-to-moderate Alzheimer’s, and to achieve comprehensive and expeditious regulatory submissions and market acceptance. Accordingly, together we intend to expand development of Dimebon to include new Phase 3 trials in addition to the CONNECTION study. We expect to begin the new trials in 2009 and to file a New Drug Application (NDA) for a broader Alzheimer’s disease label in 2011.”

Corporate Update

Dimebon: Drug candidate to treat Alzheimer’s and Huntington’s diseases

•

Entered into an agreement with Pfizer Inc. to jointly develop and commercialize Dimebon for the treatment of Alzheimer’s and Huntington’s diseases. Under the terms of the agreement, Medivation has received an up-front cash payment of $225 million and is eligible to receive payments of up to $500 million upon the attainment of development and regulatory milestones, plus additional undisclosed commercial milestone payments.

•

Enrollment in CONNECTION, our confirmatory Phase 3 trial in mild-to-moderate Alzheimer’s disease, continues on track. All 30 of our U.S. sites have been opened, and we expect the majority of our ex-U.S. sites to be opened by the end of November. We expect to complete enrollment of this trial in 2009.

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Completed a randomized, double-blind safety and tolerability study of combination therapy with Dimebon and donepezil (Aricept®) in patients with Alzheimer’s disease, which found the combination to be well tolerated with no serious adverse events.

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Plan to initiate new Phase 3 studies in 2009 to seek further differentiation of Dimebon to include moderate-to-severe Alzheimer’s disease, adjunctive use with cholinesterase inhibitors, and 12-month efficacy.

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Received a Corporate Achievement Award from the Huntington’s Disease Society of America (HDSA) for exemplifying leadership in the fight against Huntington’s disease and other neurodegenerative diseases.

•	Plan to initiate the next Huntington’s disease efficacy study in 2009.

MDV3100: Drug candidate to treat castration-resistant prostate cancer

•

Presented data at the 20th EORTC-NCI-AACR Symposium on “Molecular Targets and Cancer Therapeutics” from an ongoing open-label, dose-escalation, U.S.-based Phase 1-2 clinical trial in prostate cancer patients who have failed standard hormonal therapies. Results showed encouraging and durable anti-tumor activity in the three expanded dose groups tested thus far, as measured by prostate specific antigen (PSA) declines, radiographic findings, circulating tumor cell (CTC) changes, and time on treatment. MDV3100 has been generally well tolerated, with no reports of serious adverse events deemed related to the drug.

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Approximately 120 patients have been enrolled in the trial with enrollment completed at doses up to 360 mg/day. A total of 73 patients in the three lowest expanded dose groups (60, 150, and 240 mg/day) have been followed for more than 24 weeks. Of these 73 patients, 31 patients (42 percent) have received MDV3100 for greater than 24 weeks. Dose escalation in the trial is continuing; the 360 mg/day expansion group is completely enrolled, dose escalation is in progress at 480 mg/day, and initial dosing at 600 mg/day has started. Thus far a maximum tolerated dose (MTD) has not been reached.

•	Medivation expects to seek FDA agreement to begin a pivotal Phase 3 registration study in castration-resistant prostate cancer patients in 2009.

Third Quarter 2008 Financial Results

Medivation reported a net loss for the quarter ended September 30, 2008 of $20.5 million, or $0.68 per share, compared with a net loss of $9.4 million, or $0.34 per share, for the same period in 2007. For the nine months ended September 30, 2008, the net loss was $54.5 million, or $1.86 per share, compared with a net loss of $22.2 million, or $0.80 per share, for the same period in 2007.

Total operating expenses for the nine months ended September 30, 2008 were $20.6 million, compared with $9.8 million for the same period in 2007. The increase in operating expenses for the third quarter of 2008 compared with the same period in 2007 is primarily due to increased development costs associated with Dimebon and MDV3100.

For the nine months ended September 30, 2008, total operating expenses were $55.3 million, compared with total operating expenses of $23.7 million for the same period in 2007. These figures include non-cash stock-based compensation expense of $6.4 million in the nine months ended September 30, 2008 compared with $4.3 million for the same period in 2007. Pfizer will fund 60 percent of U.S. Dimebon-related development expenses incurred on or after October 21, 2008, the closing date of our collaboration agreement, and 100 percent of ex-U.S. Dimebon-related development expenses. Thus, we expect that Dimebon-related operating expenses after cost sharing payments from Pfizer will decrease in the fourth quarter of 2008 compared with the third quarter. We intend to provide full-year 2009 financial guidance in the first quarter of 2009.

Cash and cash equivalents at September 30, 2008 totaled $20.4 million, compared with $43.3 million at December 31, 2007. On October 27, 2008, Medivation received its $225 million up-front payment from Pfizer pursuant to the Dimebon collaboration agreement. Even after taking into account the expanded Dimebon development being undertaken with Pfizer, the upfront payment and development milestone payments Medivation is eligible to receive under the Pfizer agreement significantly exceed the Company’s share of presently budgeted development and pre-launch commercialization costs for Dimebon.

Conference Call Information

To participate in today’s live call beginning at 4:30 p.m. Eastern Time by telephone, please call 877-340-7912 from the U.S. or +719-325-4872 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website at www.medivation.com. A replay also will be available for 30 days following the live call.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. The Company’s current clinical development program includes a pivotal and confirmatory Phase 3 trial of Dimebon in Alzheimer’s disease and a Phase 1-2 clinical trial of MDV3100 in patients with castration-resistant (also known as hormone-refractory) prostate cancer. Medivation recently announced that it plans to continue further development of Dimebon in patients with mild-to-moderate Huntington’s disease based on the positive results seen in its Phase 2 trial. In September 2008, Medivation entered into a global agreement with Pfizer Inc to develop and commercialize Dimebon for the treatment of Alzheimer’s and Huntington’s diseases. For more information, please visit us at http://www.medivation.com.

This press release contains forward-looking statements, including statements regarding future clinical development plans and milestones, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, difficulties or delays in obtaining regulatory approval, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, manufacturing of Medivation’s product candidates, competition with Medivation’s product candidates should they receive marketing approval, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

~financial statements to follow~

MEDIVATION, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from Inception (September 4, 2003) to September 30, 2008
	2008	2007	2008	2007
Operating expenses:
Research and development	$15,514	$6,797	$41,728	$16,306	$84,067
General and administrative	5,122	3,026	13,532	7,383	32,694

Total operating expenses	20,636	9,823	55,260	23,689	116,761
Loss from operations	(20,636)	(9,823)	(55,260)	(23,689)	(116,761)

Other income (expense):
Interest income, net	170	460	735	1,522	3,674
Other income (expense), net	10	—	(4)	(3)	(1,642)

Total other income (expense)	180	460	731	1,519	2,032

Net loss	$(20,456)	$(9,363)	$(54,529)	$(22,170)	$(114,729)

Basic and diluted net loss per share	$(0.68)	$(0.34)	$(1.86)	$(0.80)

Weighted average common shares used in the calculation of basic and diluted net loss per share	30,022	27,797	29,273	27,776

MEDIVATION, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	(unaudited) September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$20,374	$43,258
Prepaid expenses and other current assets	1,683	991

Total current assets	22,057	44,249
Property and equipment, net	728	689
Intellectual property, net	55	58
Other non-current assets	1,195	600

Total assets	$24,035	$45,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,203	$1,747
Accrued expenses	8,793	2,218
Other current liabilities	87	70

Total current liabilities	15,083	4,035
Other non-current liabilities	426	492
Series A redeemable preferred stock	11	11

Total liabilities	15,520	4,538

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 50,000,000 shares authorized; issued and outstanding 30,079,390 shares at September 30, 2008 and 28,837,290 at December 31, 2007	301	288
Additional paid-in capital	122,943	100,970
Deficit accumulated during the development stage	(114,729)	(60,200)

Total stockholders’ equity	8,515	41,058

Total liabilities and stockholders’ equity	$24,035	$45,596

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